As filed with the Securities and Exchange Commission on August 9, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SELECT MEDICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	4716 Old Gettysburg Road P. O. Box 2034 Mechanicsburg, Pennsylvania 17055 (Address of principal executive offices)(Zip Code)	23-2872718 (I.R.S. Employer Identification No.)

SELECT MEDICAL CORPORATION
AMENDED AND RESTATED 2002
NON-EMPLOYEE DIRECTORS’ PLAN

(Full Title of the Plans)

Michael E. Tarvin, Esq.
General Counsel
Select Medical Corporation
4716 Old Gettysburg Road
P. O. Box 2034
Mechanicsburg, Pennsylvania 17055
(Name and address of agent for service)
(717) 972-1100
(Telephone number, including area code, of agent for service)

With a Copy to:

Carmen J. Romano, Esq.
Dechert
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103
(215) 994-4000

CALCULATION OF REGISTRATION FEE

Title Of		Proposed	Proposed
Securities	Amount	Maximum	Maximum	Amount Of
To Be	To Be	Offering	Aggregate	Registration
Registered	Registered	Price Per Share(1)	Offering Price(1)	Fee

Common Stock of Select Medical Corporation, par value $.01 per share to be issued under the Plan	28,000 shares	$14.04 (1)	$393,120 (1)	$36.17

Common Stock of Select Medical Corporation, par value	222,000 shares	$14.595 (2)	$3,210,900 (2)	$295.40

Title Of		Proposed	Proposed
Securities	Amount	Maximum	Maximum	Amount Of
To Be	To Be	Offering	Aggregate	Registration
Registered	Registered	Price Per Share(1)	Offering Price(1)	Fee

$.01 per share, to be issued under the Plan

TOTAL	250,000 shares		$3,604,020	$331.57

(1)	The registration fee for the shares of Common Stock to be issued pursuant to outstanding options already granted under the Select Medical Corporation Amended and Restated 2002 Non-Employee Directors’ Plan (the “Plan”) was calculated in accordance with Rule 457(h) of the Securities Act, based upon the weighted average price per share at which the options may be exercised.

(2)	The registration fee for the shares of Common Stock to be issued pursuant to options reserved but not yet granted under the Plan was calculated in accordance with Rule 457 (c) of the Securities Act, based upon the average of the high and low trading prices of our Common Stock on August 8, 2002.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents of Select Medical Corporation (the “Registrant”), which we have filed or plan to file with the Commission, are incorporated by reference in this Registration Statement as of their respective dates:

         (a)  the Registrant’s latest annual report on Form 10-K (File No. 000-32499), filed on March 5, 2002 for the year ended December 31, 2001;

         (b)  all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2001;

         (c)  the description of our Common Stock contained in the registration statement on Form 8-A, filed on March 30, 2001 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         (d)  all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

         The Registrant’s certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Registrant maintains a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

4.1	The relevant portions of the Registrant’s Restated Certificate of Incorporation defining the rights of holders of Common Stock, incorporated herein by reference to Exhibit 3.1 to the registration statement on Form S-1 (File No. 333-48856), as amended.

4.2	Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10-K (File No. 000-32499) filed March 5, 2002.

Exhibit Number	Description

4.3	Amendment No. 1 to the Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-K (File No. 000-32499) filed March 5, 2002.

4.4	Amendment No. 2 to the Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.4 to the Registrant’s Form 10-K (File No. 000-32499) filed March 5, 2002.

5.1	Opinion of Dechert (counsel to the Registrant).

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mechanicsburg, Commonwealth of Pennsylvania, on this 9th day of August, 2002.

SELECT MEDICAL CORPORATION

By:	/s/ Robert A. Ortenzio

Robert A. Ortenzio Chief Executive Officer and President

POWER OF ATTORNEY

         KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rocco A. Ortenzio, Robert A. Ortenzio and Michael E. Tarvin, each and individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

/s/ Robert A. Ortenzio Robert A. Ortenzio	Director, Chief Executive Officer and President (principal executive officer)	August 9, 2002 Date

/s/ Rocco A. Ortenzio Rocco A. Ortenzio	Executive Chairman and Director	August 9, 2002 Date

/s/ Martin F. Jackson Martin F. Jackson	Chief Financial Officer (principal financial officer)	August 9, 2002 Date

/s/ Scott A. Romberger Scott A. Romberger	Chief Accounting Officer (principal) accounting officer)	August 9, 2002 Date

/s/ Russell L. Carson Russell L. Carson	Director	August 9, 2002 Date

/s/ Bryan C. Cressey Bryan C. Cressey	Director	August 2, 2002 Date

David S. Chernow	Director	Date

/s/ James E. Dalton, Jr. James E. Dalton, Jr.	Director	August 1, 2002 Date

Meyer Feldberg	Director	Date

/s/ Leopold Swergold Leopold Swergold	Director	August 5, 2002 Date

/s/ LeRoy S. Zimmerman LeRoy S. Zimmerman	Director	August 9, 2002 Date

EXHIBIT INDEX

Exhibit No.	Document

4.1	The relevant portions the Registrant’s Restated Certificate of Incorporation defining the rights of holders of Common Stock, incorporated herein by reference to Exhibit 3.1 to the registration statement on Form S-1 (File No. 333-48856), as amended.

4.2	Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10-K (File No. 000-32499) filed March 5, 2002.

4.3	Amendment No. 1 to the Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-K (File No. 000-32499) filed March 5, 2002.

4.4	Amendment No. 2 to the Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.4 to the Registrant’s Form 10-K (File No. 000-32499) filed March 5, 2002.

5.1	Opinion of Dechert (counsel to the Registrant)

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page)